Exhibit 5.2

[Letterhead of Wachtell, Lipton, Rosen & Katz]

July 7, 2021

Lincoln National Corporation

150 N. Radnor Chester Road

Radnor, Pennsylvania 19087

Re:        Lincoln National Corporation Registration Statement on Form S-4 filed on July 7, 2021

Ladies and Gentlemen:

We have acted as special outside counsel to Lincoln National Corporation, an Indiana corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-4 (as it may be amended or supplemented from time to time, the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on July 7, 2021, of the proposed offers by the Company to exchange (the “Exchange Offers”) any and all validly tendered and accepted junior subordinated debentures of certain series issued by the Company, as set forth in the Registration Statement (collectively, the “Existing Notes”), for newly issued subordinated notes of the Company, in each case with the same interest rate (except that the interest may be determined by a different reference rate in certain circumstances), maturity and interest payment dates as the applicable series of Existing Notes for which they are exchanged (the “New Notes”).

Each series of New Notes will be issued under a subordinated indenture to be dated as of the date the subordinated notes are initially issued (the “Subordinated Notes Base Indenture”), between LNC and The Bank of New York Mellon, as trustee (the “Trustee”), with certain terms being set forth in supplemental indentures with respect to each series of New Notes (together with the Subordinated Notes Base Indenture, the “Subordinated Notes Indenture”). The Subordinated Notes Indenture and the forms of New Notes are, in each case, filed as exhibits to the Registration Statement. On the date hereof, the Company entered into a Dealer Manager Agreement with Credit Suisse Securities (USA) LLC and HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, U.S. Bancorp Investments, Inc. and Siebert Williams Shank & Co., LLC, relating to the Exchange Offers (the “Dealer Manager Agreement”).

In rendering the opinion contained herein, we have examined and relied on the Registration Statement, the Subordinated Notes Indenture, the forms of New Notes and such corporate records and other documents, and we have reviewed such matters of law, as we have deemed necessary or appropriate. We have also conducted such investigations of fact and law as we have deemed necessary or advisable for purposes of this letter. In rendering the opinion contained herein, we have, with your consent, relied upon oral and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates. In addition, in rendering the opinion contained herein we have, with your consent, assumed (a) the authenticity of original documents and the genuineness of all signatures, (b) the conformity to the originals of all documents submitted to us as copies, (c) each natural person signing any document reviewed by us had the legal capacity to do so, (d) each person signing in a representative capacity any document reviewed by us had authority to sign in such capacity, (e) the truth, accuracy and completeness of the information, representations and warranties

July 7, 2021

contained in the records, documents, instruments and certificates we have reviewed, (f) that all New Notes will be issued and sold in compliance with applicable federal and state securities laws, including applicable provisions of “blue sky” laws, and in the manner stated in the Registration Statement, (g) that all New Notes will be issued in a form that complies with the Subordinated Notes Indenture, and (h) the organizational documents of the Company, each as amended to the date hereof, will not have been amended from the date hereof in a manner that would affect the validity of the opinion rendered herein. We have also, with your consent, assumed that the performance of the Subordinated Notes Indenture and execution, delivery and performance of the New Notes (together with the Dealer Manager Agreement, the “Transaction Documents”) will not (i) violate, conflict with or result in a breach of, or require any consent under, the charters, bylaws or equivalent organizational documents of any party to such documents (other than the Company) or the laws of the jurisdictions of organization or other applicable laws with respect to such parties, (ii) violate any requirement or restriction imposed by any order, writ, judgment, injunction, decree, determination or award of any court or governmental body having jurisdiction over any party to such documents or any of their respective assets or (iii) constitute a breach or violation of any agreement or instrument that is binding on any party to the Transaction Documents. We have also, with your consent, assumed that each party to the Transaction Documents (in the case of parties that are not natural persons) (other than the Company) has been duly organized and is validly existing and in good standing under its jurisdiction of organization, that each such party has the legal capacity, power and authority (corporate or otherwise) to enter into, deliver and perform its obligations thereunder and that each of the Transaction Documents (other than, with respect to the Company, the Subordinated Notes Indenture and the New Notes) constitutes the valid and binding obligation of all such parties, enforceable against them in accordance with its terms. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based on the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that when, (i) the Registration Statement, as finally amended, has become effective under the Act, (ii) the Existing Notes have been exchanged in the manner described in the prospectus forming a part of the Registration Statement, (iii) the Subordinated Notes Indenture has been duly executed and delivered by authorized officers of the Company, (iv) any applicable provisions of “blue sky” laws have been complied with and (v) the New Notes have been duly executed, authenticated, issued and delivered by the Company in the manner provided in the Subordinated Notes Indenture against receipt of the Existing Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offers (including the terms of the Subordinated Notes Indenture and the New Notes), the New Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion set forth above is subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting

July 7, 2021

the enforcement of creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law), (c) an implied covenant of good faith and fair dealing, (d) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars, (e) limitations by any governmental authority that limit, delay or prohibit the making of payments outside the United States and (f) generally applicable laws that (i) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver, (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected, (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification or contribution of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, gross negligence, recklessness, willful misconduct or unlawful conduct, (iv) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange, (v) may limit the enforceability of provisions providing for compounded interest, imposing increased interest rates or late payment charges upon delinquency in payment or default or providing for liquidated damages or for premiums or penalties upon acceleration or (vi) limit the waiver of rights under usury laws. We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in the New Notes or the Subordinated Notes Indenture. Furthermore, the manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. We express no opinion as to the effect of Section 210(p) of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

This letter is given on the basis of the law and the facts existing as of the date hereof. We assume no obligation to advise you of changes in matters of fact or law which may thereafter occur. Our opinion is based on statutory laws and judicial decisions that are in effect on the date hereof, and we do not opine with respect to any law, regulation, rule or governmental policy which may be enacted or adopted after the date hereof.

We are members of the bar of the State of New York. This opinion is limited to the laws of the State of New York as of the date hereof (the “Relevant Laws”). We express no opinion as to the laws of any jurisdiction other than the Relevant Laws that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Transaction Documents or the transactions governed by the Transaction Documents. Without limiting the generality of the foregoing definition of Relevant Laws, the term “Relevant Laws” does not include any law, rule or regulation that is applicable to the Company or the Transaction Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Transaction Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

July 7, 2021

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the State of Indiana, we have relied upon, and assumed the correctness of, the opinion letter, dated July 7, 2021, of Eric B. Wilmer, Assistant Vice President and Senior Counsel of the Company, which is being filed as an exhibit to the Registration Statement.

We hereby consent to the filing of copies of this opinion as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz

WACHTELL, LIPTON, ROSEN & KATZ